Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Partners of
TEPPCO Partners, L.P.:
We consent to the use of our report dated February 28, 2006, except for the effects of discontinued operations, as discussed in Note 10, which is as of June 1, 2006, with respect to the consolidated statements of income and comprehensive income, partners’ capital and cash flows of TEPPCO Partners, L.P. and subsidiaries for the year ended December 31, 2005, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Houston, Texas
September 2, 2008